EXHIBIT 10.7

EXCLUSIVE TECHNICAL SERVICES AGREEMENT

between

Trussnet Gulfstream (Dalian) Co., Ltd.

and

Yunji Communications Technology (China) Co. Ltd.

ANNEX 1 DESCRIPTION OF SERVICES
ANNEX 2 SAMPLE OF PURCHASE ORDER
ANNEX 3 SAMPLE OF CHANGE ORDER

This Exclusive Technical Services Agreement (this “Agreement”) is made on May 23, 2008 by and between:

(1)	Trussnet Gulfstream (Dalian) Co., Ltd., whose registered office is at ☐ ☐, Dalian, PRC (“Trussnet”)

ON THE ONE HAND

AND

(2)	Yunji Communications Technology (China) Co. Ltd. whose registered office is at No. 18 Xihuan Nan Road, Economic and Technology Development Zone, Beijing, PRC (“Yunji”)

ON THE OTHER HAND

(hereinafter collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS:

(i)
Yunji has entered into a Technical and Management Consulting Services Agreement with CECT Chinacomm Communication Co. Ltd. (“Chinacomm”), according to which Yunji will provide exclusive services to Chinacomm, who holds licenses for the use of 3.5G Hz spectrum in 29 major Chinese cities, to deploy, maintain and operate wireless broadband in such 29 cities (the “Project”);

(ii)	Trussnet and its affiliates have worldwide experience and expertise in the designing, developing, operating and maintaining wireless telecom facilities;

(iii)
To assist the performance of its obligations under the Technical and Management Consulting Services Agreement, Yunji wishes to seek technical services from Trussnet and Trussnet agrees to provide such technical services (“Services”) to Yunji ; and

(iv)	Adhering to the principles of mutual benefit in accordance with Chinese laws and regulations, the Parties have decided to enter into this Agreement.

IT IS AGREED AS FOLLOWS:

1.	SCOPE OF SERVICES

1.1	Technical Services

Trussnet shall provide technical services to Yunji in relation to the deployment of the Project, including but not limited to:

(a) Architectural and engineering;

(b) Site acquisition and construction;

	(c)	Equipment procurement;

	(d)	IT software systems and licensing;

	(e)	Mesh point to point backhaul nodes;

	(f)	IT systems hardware;

	(g)	Project management;

	(h)	Network management systems;

	(i)	Value added platforms;

	(j)	IP transit and backhaul;

	(k)	IT solutions and systems;

	(l)	Security and redundancy;

	(m)	Network optimization;

	(n)	Other technical assistance as may be agreed by the Parties.

1.2	Description of Services

A detailed description of each of the foregoing Services is set forth in Annex 1 of this Agreement. The Parties may, based on the actual needs of the Project, amend Annex 1 from time to time.

1.3	License

If the performance of any of the above services requires specific qualification, license or permit under PRC law, Trussnet shall obtain such qualification, license or permit promptly, or cooperate with a third party which holds such qualification, license or permit to carry out such Services in a manner that permitted by PRC law.

2.	PERSONNEL

2.1	Staffing

Trussnet shall assign personnel as needed to meet its obligations under this Agreement to this Project. The personnel assigned to this Project shall have requisite skill, expertise, and experience to perform the Services.

2.2	Utilize of Resources

In the performance of its obligations under this Agreement, Trussnet shall have the right to utilize the personnel and resources of any of its direct or indirect holding companies, subsidiaries or affiliates.

2.3	Provision of Key Personnel

In order to assist in the performance of the Services, Trussnet shall provide key technical and management personnel on short term secondment, from time to time, as may be reasonably required by Yunji.

2.4	Cost Recovery

Where a technical or management staff of Trussnet is seconded to Yunji under Clause 2.3, Yunji shall pay Trussnet for the use of the seconded staff on a full cost recovery basis, which shall include his salary, medical insurance, traveling, accommodation, lodging, pension contribution, holiday entitlement and other benefits.

3.	PROVISION OF SERVICES

3.1	Purchase Order

Yunji shall assign work to Trussnet by issuing a purchase order (“Order”) to Trussnet specifying the details of the Services required, Service Fee (as defined in Clause 4.1 below) for such specific Services, and other terms of such Services which have been agreed by the Parties.

Each Order shall be in substantially the form as set forth in Annex 2 of this Agreement.

3.2	Change Order

Yunji shall have the right to make modifications, alterations or changes (“Changes”) to the Order within the scope of Services provided under this Agreement.

In the event that Yunji decides to make Changes, Yunji shall advise Trussnet in writing. Within ten (10) business days following Yunji’s request for changes, Trussnet shall submit to Yunji (i) a written estimate of the projected cost for the Changes; (ii) the effect such Changes are expected to have on the target date for the completion of Services; (iii) the potential effects the Changes may have on Trussnet’s ability to comply with any of its obligations pursuant to this Agreement. If the Parties cannot agree upon a fixed fee for such Changes, then Trussnet, if directed by Yunji to proceed with the Changes, shall be compensated on a time and materials basis plus twelve and a half percent (12.5%). Trussnet shall proceed to perform such Changes, only upon issuance by Yunji of an executed Change Order, which shall be substantially in the form as set forth in Annex 4 of this Agreement.

3.3	Performance of the Services

Trussnet shall commence promptly the Services upon receipt of the Order, and diligently perform the Services until completion.

4.	FEES AND EXPENSES

4.1	Fees for the Services Provided by Trussnet

The fees payable by Yunji to Trussnet for the Services rendered by Trussnet for this Project (“Service Fee”) is to be determined based on the following rates (for the year 2008):

(i)	Level I

	[ ● ]	0l / day

(ii)	Level II

	[ ● ]	0l / day

(iii) Level III

The above rates shall be reviewed annually, and the new rates shall be applicable as from the first day of each year. In case no special agreement has been reached by the Parties in this regard, such rates shall be increased in accordance with the increase of Consumer Purchase Index of China over the same period.

Any services not indicated in this Agreement shall be subject to a different quotation to be agreed by the Parties.

4.2	Fees for the Services Provided by Third Party

For the Services sub-contracted to the third parties in accordance with Clause 9.2, the Service Fee shall consists of two parts: (i) the fees charged by the third party to Trussnet shall be fully reimbursed by Yunji to Trussnet; (ii) Yunji shall pay Trussnet Service fee for the supervision and guidance of the work conducted by the third parties, the amount of which should be equal to 12.5% of the fees charged by third parties.

4.3	Expenses

In addition to the payment of the Service Fee pursuant to Clause 4.1 above, Yunji shall reimburse Trussnet for all costs and expenses incurred by Trussnet for any equipment, tools, hardward, software and other materials which are procured for the performance of the Services and approved by Yunji.

5.	INVOICE AND PAYMENTS

5.1	Invoice

Trussnet shall invoice Yunji for the Services rendered and the technical or management staff seconded to Yunji, on the first day of each month, following the month in which the first Order was issued by Yunji.

All invoices shall be due and payable by Yunji within twenty (20) days of the date of its receipt of the invoices. Yunji shall review the invoices and notify Trussnet in writting within ten (10) days of its receipt of the invoices of any disputed item on such invoices. If any items are disputed, only the disputed items may be withheld from payment, but only until such dispute is resolved in accordance with Clause 15.2 of this Agreement. Yunji shall be deemed to have fully approved the invoice and waived all objections or disputes to the invoiced item, if it has not raised any objection or dispute within ten (10) days after its receipt of an invoice.

5.2	Payments

All payments to Trussnet shall be made by wire transfer to Trussnet’s bank account designated in the invoice for such payment.

5.3	Taxes

All taxes, duties, charges and fees of any nature whatsoever in connection with Trussnet’s performance of Services under this Agreement or any payment thereunder shall be the obligation of and be paid by Yunji as a direct expense. Trussnet shall invoice Yunji for such taxes and Yunji shall pay these taxes together with other fees and expenses stated in the invoice.

5.4	Interest on Overdue Payments

If any payment required to be made pursuant to Clause 4 is not made within thirty (30) days of receipt by Yunji of the relevant invoice, Yunji shall be liable to pay penalty to Trussnet at the interest rate of 0.1% per day of the overdue amount from the date on which such payment was due until the date of full payment.

6.	ASSISTANCE OF YUNJI

6.1	Co-operation by Yunji

Yunji shall make available all personnel, materials and information necessary, and allow access to all sites and facilities for Trussnet to perform the Services.

6.2	Expatriate

Yunji shall provide assistance with necessary visas and other immigration matters, as well as housing and accommodation for the personnel assigned to the Project by Trussnet.

7.	EXCLUSIVITY

Yunji hereby agrees that it will not, either directly or indirectly or through any other person or entity, enter into any agreement or contractual arrangement with a third party to procure any of the Services specified in this Agreement, without the express written consent of Trussnet.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Trussnet's Representations and Warranties

Trussnet represents and warrants to Yunji that:

(i) it is a corporation duly established under the laws of the Delaware and has full power and capacity to enter into this Agreement;

(ii) it has taken all necessary action for the corporate authorisation of its entry into this Agreement and the performance of its obligations under this Agreement;

(iii) it will perform the Services in accordance with (a) generally accepted industry practices; (b) all applicable PRC laws and regulations; and (3) the Order and/or Change Order; and

(iv) it will perform the Services in a good and workmanlike manner.

8.2	Yunji's Representations and Warranties Yunji represents and warrants to Trussnet that:

(i) it is a corporation duly established under the laws of the PRC and has full power and capacity to enter into this Agreement;

(ii) it has taken all necessary action for the corporate authorisation of its entry into this Agreement and the performance of its obligations under this Agreement;

(iii) it holds valid permits or licenses required by applicable PRC laws and regulations in order to carry out the Project; and

(iv) it will comply with all laws and regulations and assume all liabilities with respect to the Services rendered upon its request.

8.3	Liability

If any representation made by either of the Parties under this Clause 9 proves to have been materially incorrect when made, the suffering Party shall be entitled to compensation for any related damages.

9.	ASSIGNMENT AND SUBCONTRACT

9.1	Assignment

A Party may assign its rights and/or obligations under this Agreement in part or in whole to a third party only with the prior consent of the other Party.

Notwithstanding the above, an assignment to a third party that controls, is controlled by, is under common control with, or is the legal successor of the assigning Party shall not require such consent. Specifically, Trussnet may assign its rights and/or obligations under this Agreement to its direct or indirect affiliate company established or to be established in the PRC.

9.2	Sub-contract

Trussnet may delegate or subcontract the provision of any of the Services to a third party when such delegation or sub-contracting is, in its respective judgment, appropriate and necessary for the successful completion of the Services.

Trussnet shall be responsible for the work conducted by third party. Trussnet will be entitled to receive Service Fee for such Services as if it was performed by Trussnet, provided that Yunji shall not be liable to pay any fees or disbursements to the third party providing such Services.

Trussnet agrees, before contracting with any third party, it shall obtain Yunji’s confirmation on the choice of the third party service provider.

10.	LIMITATION OF LIABILITY

10.1	Limitation of Liability

None of Trussnet or the third party designated under Clause 9.2 shall be liable to Yunji for any direct or indirect loss, liability or other damages (other than those caused by gross negligence, fraud or willful misconduct), including consequential damages, arising out of the Services provided or use of any information transferred.

10.2	Indemnity

In the absence of gross negligence or fraud or wilful misconduct on the part of Trussnet or its contractors or successors and the employees, Yunji shall hold harmless and indemnify Trussnet for itself and as trustee for its contractors, successors and the employees from and against, any and all claims (and reasonable costs and expenses incurred while defending them) connected with the performance of the Services.

11.	INTELLECTUAL PROPERTY

11.1	Non-exclusive License

Drawings, specifications and other documents, including those in electronic form, prepared by Trussnet are instruments of services (“Instrument of Services”) for use solely with respect to the Project. Trussnet shall be deemed the author and owner of such instruments of Services and retain all intellectual property rights contained therein. Upon execution of this Agreement, Trussnet grants to Yunji a non-exclusive license to reproduce such instruments of Services solely for the purposes related to the Project. Any termination of this Agreement shall terminate any such license. Without prior written agreement of Trussnet, Yunji shall not assign, sublicense or otherwise transfer any license granted herein to any other party.

11.2	Data Products and Software

All software licensed to be used by Trussnet in the performance of Services is and shall remain the licensed property of Trussnet. Trussnet shall own exclusively the rights to any software, program, algorithm or other copyrightable material that was owned by or licensed to Trussnet, regardless of the use or presence of such material in the creation of any work product or deliverable for Yunji.

12.	TERM AND EXTENSION

12.1	Term of this Agreement

This Agreement shall come into force upon signing, and shall continue and remain valid for ten (10) years (“Term”) unless otherwise extended or terminated in accordance with this Agreement.

12.2	Extension of the Term

The Term shall be automatically extended for additional five (5) year period(s), at Trussnet’s sole discretion, subject to sixty (60) days prior notice served by Trussnet to Yunji before the expiry of the Term.

13.	TERMINATION

13.1	Events of Default

	(a)	Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)
Yunji fails to pay the Service Fee (or any part thereof) or any Invoice in accordance with the terms hereof, and such failure is not remedied within 90 days following the delivery of written notice thereof to Yunji of such failure;

		(ii)	Trussnet fails to provide the Services and such failure continues for a period of 90 days following notice from Yunji to Trussnet of the failure;

(iii)
A party becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, or if any act is done or event occurs which under the PRC laws has a similar effect to any of these acts or events; and

(iv)
Trussnet or Gulfstream Capital Partners Ltd. (Trussnet’s affiliate) fails to pay the Subscription Price in accordance with the Share Subscription and Shareholders Agreement for the subscription of 49% of shares of Chinacomm Limited by Trussnet or Gulfstream Capital Partners Ltd.

(b)	The election by the non-defaulting party to terminate this Agreement under Clause 13.2(b) shall not prejudice any other rights and remedies of the non-defaulting party under this Agreement or in law.

13.2	Termination

This Agreement shall terminate:

(a) upon the mutual agreement of the Parties; or

(b) at the election of the non-defaulting party by giving a 30-day prior notice, upon the occurrence of an Event of Default.

14.	CONFIDENTIALITY

14.1	Scope of Confidentiality

Each Party shall not disclose, during the term of this Agreement and for a period of five (5) years after termination thereof, and shall take all necessary measures to avoid the disclosure to any third party of any and all information concerning the other Party, and notably its business, products, technology or clients, as well as information regarding this Agreement, including but not limited to, the existence of this Agreement and the business contemplated under the Agreement (“Confidential Information”).

14.2	Permitted Disclosure

Either Party may disclose Confidential Information to its own employees and/or consultants, but only to the extent such disclosure is strictly necessary for the negotiation or performance of this Agreement.

Furthermore, either Party may disclose Confidential Information either (i) with the written consent of the other Party, (ii) to its agent, legal or financial advisor bound by a duty of confidentiality, (iii) obtained though other means than breach of this obligation of confidentiality; or (iv) pursuant to the order or requirement of a court, administrative agency, or regulatory body.

15.	GOVERNING LAW AND DISPUTE SETTLEMENT

15.1	Governing Law

This Agreement shall be governed and construed by the published and publicly available laws and regulations of the PRC.

15.2	Dispute Settlement

Any dispute arising from or related to this Agreement shall firstly be resolved through consultation by both parties based on the spirit of mutual understandings and friendly cooperation.

On the occurrence of a specific dispute, either party may notify the other party in writing of the existence of the dispute and its contents. If the dispute cannot be resolved through consultation within ninety (90) days of the issuance of the notice, either party may terminate the consultation and refer the dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration.

The arbitration shall be conducted in accordance with CIETAC's arbitration rules in effect at the time of applying for arbitration. The arbitration tribunal shall consist of three (3) members.

The arbitral award shall be final and binding upon the Parties. The arbitration proceedings shall be held in Beijing.

16.	MISCELLANEOUS PROVISIONS

16.1	Amendments

No modification, amendment, or other change to the Agreement or any of its Annexes will be binding on any Party unless it is made in writing and signed by both Parties.

16.2	Severability

If any provision of this Agreement or any part of an Annex shall be held or adjudged illegal, invalid or unenforceable, such provision shall not affect this Agreement or the Annex as a whole or the legality or binding effect of other provisions.

16.3	Non-waiver

No failure to exercise and no delay in exercising, on the part of either Party, of any right, power or the privilege under this Agreement nor any single or partial exercise thereof, or the exercise of any other right, power or privilege shall operate as a waiver thereof. No waiver by any Party of any of its respective rights or obligations under this Agreement shall be effective unless it is in writing.

16.4	Entire Agreement

This Agreement and the Annexes hereto constitute the entire agreement between the Parties and supersede all prior discussions, negotiations and agreements. The Annexes form an integral part hereof and have the same legal effect as this Agreement. If there is any inconsistency between the provisions of this Agreement and any of the Annexes, the provisions of this Agreement shall prevail to the extent of such inconsistency.

16.5	Notice

(i) Any notice required to be given under this Agreement shall be in writing and may be given by personal delivery, or delivery through courier or facsimile transmission as follows:

To Trussnet:	to the attention of ☐ ☐
Address: ☐ ☐
Telephone number: ☐ ☐
Fax number: ☐ ☐
To Yunji:	to the attention of ☐ ☐
Address: ☐ ☐
Telephone number: ☐ ☐
Fax number: ☐ ☐

(ii)
All notices and communications under this Agreement shall be deemed to be duly given or made (a) in the case of communication by letter when delivered by hand, international courier or by registered mail or (b) in the case of communication by fax when transmitted properly to such fax number.

16.6	Language

This Agreement shall be written in English and Chinese. Both Chinese and English versions shall have the same legal effect.

16.7	Execution

Each language version of this Agreement has eight duplicates, and is executed on the date first written above by the authorized representatives of the parties.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement.

Trussnet Gulfstream Dalian Co., Ltd.:

Signature:

Name:	Colin Tay

Title:	Executive Director

Yunji Communications Technology (China) Co. Ltd.:

Signature:

Name:	Qiu Ping

Title:	Co-President

ANNEX 1

DESCRIPTION OF SERVICES

ANNEX 2

SAMPLE OF PURCHASE ORDER
Purchase Order No. :  ☐ ☐

Date: ______☐___________     ______________ __

Trussnet is hereby requested to provide the Services set forth below, subject to the terms and conditions set forth herein and in accordance with the provisions of this Agreement.

1.	Assignment: The following describes the Services shall be performed by Trussnet:

[Insert detailed description of Services – include attachments as appropriate]

2.	Service Fee: ☐ ☐

3.	Invoicing Schedule: ☐ ☐

4.	Payment Invoices: ☐ ☐

5.	Schedule of Services: ☐ ☐

6.
Agreement:  This Purchase Order shall be appended on this Agreement and is incorporated therein by reference.  All of the terms and conditions of this Agreement shall apply to the provision of Services hereunder; however, in case of conflict, the terms of this Agreement shall govern.

Yunji	Trussnet

By: _________________________________________	By: _______________________________

Name: _______________________________________	Name: _____________________________

Title: ________________________________________	Title: ______________________________

Date: ________________________________________	Date: ______________________________

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ANNEX 3

SAMPLE OF CHANGE ORDER

Authorization No.: ________________________________	Site Name : ______________________________
Date: ___________________________________________	Site No. : ________________________________
(Attach list if multiple sites are affected)

Effect on target date for completion of Purchase Order: __Yes __No

Trussnet has been requested to perform the following services in the nature of Changes:

           [Description]

Estimated number of hours required to perform above:

Estimated
Job Category	No. of Hours	Hourly Rate
$
$
$
$
Estimated Total Cost		$

Should Trussnet spend less time to perform the Changes described above, Yunji will be invoiced for the lower number of hours at the rates indicated. Trussnet will advise Yunji if Trussnet estimates that more time may be required to perform the Changes.

This Change Order is issued subject to and is hereby incorporated by reference into this Agreement and all applicable Orders issued thereunder. In case of a conflict between this Change Order and this Agreement, this Agreement shall control.

Accepted and Approved by the Parties

Chinacomm’s Authorized Representative	Trussnet’s Authorized Representative

By: ___________________________________________	By: __________________________________

Name: _________________________________________	Name: ________________________________

Title: _________________________________________	Title: _________________________________

Date: _________________________________________	Date: _________________________________

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